UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2010

VIRTUSA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33625	04-3512883
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

2000 West Park Drive Westborough, Massachusetts	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 389-7300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Entry into a Material Definitive Agreement and Exhibits

Item 1.01 - Entry into a Material Definitive Agreement.

On March 31, 2010, Virtusa Corporation (the “Company”) amended the lease for its corporate headquarters at 2000 West Park Drive, Westborough, Massachusetts, to extend the term until February 28, 2018.  Pursuant to a Third Amendment to Lease with Westborough Investors Limited Partnership (the “Amended Lease”), the Company extended the term of the existing lease with respect to approximately 22,147 square feet of office space and terminated space of approximately 7,848 square feet that the Company was currently subletting to a third party.  The initial annual base rent under the Amended Lease is approximately $382,035 and increases each year of the term to approximately $492,770 in the eighth year.   In addition to the base rent, the Company will also pay its proportionate share of building operating expenses, insurance expenses and real estate taxes.

The Company also has an option to extend the Amended Lease for a period of sixty months.  Additionally, the Company has the preferential right to lease certain space in the building where the premises is located as it becomes available.

The foregoing description of the Amended Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1                           Third Amendment to Lease by and between the Registrant and Westborough Investors Limited Partnership dated as of March 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Virtusa Corporation

Date: April 6, 2010	By:	/s/ Ranjan Kalia
Ranjan Kalia
Chief Financial Officer
(Principal Financial and
Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amendment to Lease by and between the Registrant and Westborough Investors Limited Partnership dated as of March 31, 2010.